EXHIBIT (D)(52)

                                  AMENDMENT TO
                          INVESTMENT ADVISORY AGREEMENT

         This AMENDMENT, dated as of October 31, 2003, amends the Investment Advisory Agreement (as defined below) between Travelers Asset Management International Company LLC ("TAMIC") (formerly, Travelers Asset Management International Corporation) and the Zero Coupon Bond Fund Portfolio (Series 2005) (the "Portfolio") of The Travelers Series Trust (the "Trust").

                                   WITNESSETH:

         WHEREAS, TAMIC has previously entered into an investment advisory agreement with respect to the three Zero Coupon Bond Fund Portfolios (Series 1998, 2000, and 2005) of the Trust (the "Agreement"), dated July 1, 1995;

         WHEREAS, only the Portfolio currently has any outstanding shares;

         WHEREAS, TAMIC and the Portfolio desire to amend the Agreement as set forth herein;

         NOW THEREFORE, in consideration of the foregoing premises, TAMIC and the Portfolio hereby amend and modify the Agreement:

         1. By adding the following new Section 15 to the Agreement:

         15. DELEGATION OF PROXY VOTING RESPONSIBILITY

         TAMIC shall be responsible for voting proxies on securities held by the Portfolio or delegate such responsibility to a sub-adviser appointed to provide investment advice or other services to the Portfolio. TAMIC represents that it or its delegee has adopted and implemented written policies and procedures reasonably designed to ensure that it will vote proxies in the best interest of the Portfolio and its shareholders, which policies and procedures describe how TAMIC or its delegee addresses material conflicts of interest between its interests and those of the Portfolio with respect to proxy voting. TAMIC shall furnish the Trust with such information reasonably requested by the Trust, in such form as may be requested, as is necessary (1) for a summary description of TAMIC's or its delegee's proxy voting policies and procedures to be included in the registration statement with respect to the Trust, and (2) for the proxy voting record for the Portfolio to be filed with the SEC in accordance with the requirements of Form N-PX (or any successor form).

         IN WITNESS WHEREOF, this Amendment to the Agreement has been executed by a duly authorized representative of each of the parties hereto as of the date of the Amendment first set forth above.

                                                 Travelers Asset Management
                                                 International Company LLC

                                                 By:  /S/ DAVID A. TYSON
                                                      ---------------------

                                                 As:
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                                                 Zero Coupon Bond Fund
                                                 Portfolio (Series 2005)
                                                 of The Travelers Series Trust

                                                 By: /S/ KATHLEEN A. MCGAH
                                                      ---------------------

                                                 As: ASSISTANT SECRETARY
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